23(d)(2)(b)(i)	Sub-Advisory Agreement (Amendment) — Transamerica AEGON High Yield Bond dated 11-13-09

48

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
AEGON USA INVESTMENT MANAGEMENT, LLC
THIS AMENDMENT is made as of November 13, 2009 to the Sub-Advisory Agreement dated April 22, 1992, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and AEGON USA Investment Management, LLC on behalf of Transamerica High Yield Bond. In consideration of the mutual covenants contained herein, the parties agree as follows:
Fund Name Change. Any references to Transamerica High Yield Bond are revised to mean Transamerica AEGON High Yield Bond, in response to the name change of the Fund, effective November 13, 2009.
In all other respects, the Sub-Advisory Agreement dated April 22, 1992, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of November 13, 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Christopher A. Staples
Name: Christopher A. Staples
Title: Senior Vice President
Date: November 13, 2009

AEGON USA INVESTMENT MANAGEMENT, LLC

By: /s/ Eric B. Goodman Name: Eric B. Goodman
Title: President and Chief Investment Officer
Date: October 19, 2009

49